UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:  333-120148

P--CE COMPUTERS, INC.
(Exact name of registrant as specified in its charter)

P.O. Box 2787, Indio, CA  92202, (760) 347-7322
(Address including zip code and telephone number, including area code, of registrant’s principle executive offices)

Common Stock
(Title of each class of securities covered by this Form)

N/A
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Please place X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]                                               Rule 12h-3(b)(1)(i)       [   ]
Rule 12g-4(a)(1)(ii)    [   ]                                               Rule 12h-3(b)(1)(ii)      [   ]
Rule 12g-4(a)(2)(i)     [   ]                                               Rule 12h-3(b)(2)(i)       [   ]
Rule 12g-4(a)(2)(ii)    [   ]                                               Rule 12h-3(b)(2)(ii)      [   ]
                                                                                      Rule 15d-6                   [   ]

          Approximate time of holders of record as of certification or notice date:        157

          Pursuant to the requirements of the Securities Exchange Act of 1934, Stafford Energy, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: Jan. 31, 2006              By:                                         /s/ Michael Keenan
                                                                                    Michael Keenan, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.  The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.  The name and title of the person signing the form shall be typed or printed under signature.